NEWS RELEASE

The Hartford Reports Second Quarter 2017 Net Loss Per Diluted Share Of $0.11 And Core Earnings Per Diluted Share* Of $1.04

•
Net loss of $40 million, including a previously-announced $488 million, after tax, pension settlement charge, compared with net income of $216 million in second quarter 2016; net loss per diluted share of $0.11 compared with net income per diluted share of $0.54 in second quarter 2016

•
Core earnings* of $389 million compared with $122 million in second quarter 2016, which included unfavorable prior accident year development (PYD) of $228 million, after tax; core earnings per diluted share* were $1.04 compared with $0.31 in second quarter 2016

•
Current accident year catastrophe losses totaled $155 million, before tax, down 16% from $184 million, before tax, in second quarter 2016; favorable PYD was $10 million, before tax, compared with unfavorable PYD of $351 million, before tax, in second quarter 2016, which included $268 million from asbestos and environmental and $75 million from personal auto

•
Commercial Lines combined ratio of 94.6 improved 0.4 point from second quarter 2016 primarily due to a 1.1 point decrease in current accident year catastrophe losses; underlying combined ratio* of 90.9 increased 1.1 points from second quarter 2016 primarily due to auto and property losses and higher underwriting expenses

•
Personal Lines combined ratio of 101.4 improved 11.2 points from second quarter 2016 due to improved auto results and lower current accident year catastrophes; underlying combined ratio of 92.6 improved 1.6 points from second quarter 2016

•
Group Benefits net income of $69 million and core earnings of $61 million rose 25% and 33%, respectively, over second quarter 2016 due to improved group life and group disability loss experience and premium growth

HARTFORD, Conn., July 27, 2017 – The Hartford (NYSE:HIG) reported a net loss of $40 million and core earnings of $389 million for second quarter 2017 compared with net income of $216 million and core earnings of $122 million in second quarter 2016. Second quarter 2017 net loss per diluted share was $0.11 compared with second quarter 2016 net income per diluted share of $0.54. Core earnings per diluted share in second quarter 2017 rose to $1.04 compared with $0.31 in second quarter 2016. Weighted average diluted common shares outstanding decreased 7% in second quarter 2017 from second quarter 2016 primarily due to the company's repurchase of 27.9 million common shares for a total of $1.3 billion over the last four quarters.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

“The Hartford’s second quarter core earnings improved significantly over 2016, with favorable contributions from all segments, including Personal Lines,” said The Hartford’s Chairman and CEO Christopher Swift. “Our capital generation and financial flexibility remain robust, supporting the return in the first half of 2017 of nearly $820 million to shareholders, including share repurchases and dividends, and the repayment of $416 million of debt. With strong results over the past year, our core earnings return on equity* rose to 9.3% and to 11.3% excluding Talcott Resolution.”

The Hartford’s President Doug Elliot said, "Our property and casualty and Group Benefits results demonstrate our consistent and disciplined execution. Commercial Lines margins remain very strong with an underlying combined ratio of 90.9 and Group Benefits had an excellent core earnings margin of 6.7%. The combined ratio for Personal Lines was materially better than second quarter 2016, which included the impact of unfavorable development, and the underlying combined ratio also improved over the prior year. Results across all our businesses this quarter benefited from our continued focus on underwriting and pricing rigor in markets which remain competitive.”

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Jun 30 2017	Jun 30 2016	Change
Net income (loss) by segment:
Commercial Lines	$258	$237	9%
Personal Lines	24	(50)	NM
P&C Other Operations	20	(154)	NM
Property & Casualty	302	33	NM
Group Benefits	69	55	25%
Mutual Funds	24	20	20%
Talcott Resolution	105	104	1%
Corporate	(540)	4	NM
Net income (loss)	$(40)	$216	NM
Less: Unlock benefit, before tax	20	18	11%
Less: Net realized capital gains after deferred policy acquisition costs (DAC), excluded from core earnings, before tax	75	51	47%
Less: Pension settlement, before tax	(750)	—	NM
Less: Income tax benefit, including amounts related to before tax items excluded from core earnings	226	25	NM
Core earnings	$389	$122	NM
Weighted average diluted common shares outstanding	372.3	398.6	(7)%
Net income (loss) per diluted share[2]	$(0.11)	$0.54	NM
Core earnings per diluted share²	$1.04	$0.31	NM
Select financial measures:
Common shares outstanding and dilutive potential common shares	369.1	394.7	(6)%
Book value per diluted share	$46.84	$47.02	—%
Book value per diluted share (ex. AOCI)	$45.50	$44.74	2%
ROE - Net income[3]	3.9%	7.3%	(3.4)
ROE - Net income, excluding Talcott Resolution[3]	4.2%	10.5%	(6.3)
ROE - Core earnings[3]	9.3%	7.4%	1.9
ROE - Core earnings, excluding Talcott Resolution*[3]	11.3%	8.9%	2.4
Select operating data:
Net investment income	$715	$735	(3)%
Annualized investment yield, before tax, excluding LPs*	4.1%	4.1%	—
P&C net investment income	$302	$292	3%
P&C annualized investment yield, before tax, excluding LPs*	3.8%	3.8%	—

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
Calculated based on last 12-months net income and core earnings, respectively; for ROE - Net Income, the denominator is stockholders’ equity including AOCI; for ROE - Core Earnings, the denominator is stockholders’ equity excluding AOCI

The second quarter 2017 net loss of $40 million was principally due to a pension settlement charge of $488 million, after tax, or $1.31 per diluted share that was announced in June 2017. The charge was due to the purchase of a group annuity contract that transfers responsibility to Prudential

Financial, Inc. (NYSE: PRU) for about 29% of the company's U.S. defined benefit pension plan obligations.
Excluding this charge, the improvement in second quarter 2017 results compared with second quarter 2016 net income of $216 million was largely due to net unfavorable PYD in second quarter 2016 of $228 million, after tax, including $49 million, after tax, for personal auto liability and $174 million, after tax, for asbestos and environmental exposures, compared with favorable PYD of $7 million, after tax, in second quarter 2017. In January 2017, the company announced that it had purchased from National Indemnity Company, a subsidiary of Berkshire Hathaway (NYSE: BRK), an aggregate excess of loss reinsurance agreement that provides up to $1.5 billion of potential adverse loss development reinsurance on the company's asbestos and environmental reserves. Beginning in 2017, the company's annual ground-up asbestos and environmental reserve study will be conducted in the fourth quarter.

Core earnings for second quarter 2017 totaled $389 million, up significantly from $122 million in second quarter 2016 due to the impact of $228 million, after tax, of unfavorable PYD on second quarter 2016. Excluding the impact of PYD, the improvement in second quarter 2017 core earnings compared with second quarter 2016 was principally due to lower catastrophe losses and higher Group Benefits core earnings. Current accident year catastrophe losses totaled $101 million, after tax, in second quarter 2017, down 16% from $120 million, after tax, in second quarter 2016. Group Benefits core earnings rose 33% to $61 million from $46 million due to lower losses in both group life and group disability as well as higher premiums compared with second quarter 2016.

Consolidated net investment income declined 3% to $715 million, before tax, in second quarter 2017 compared with $735 million, before tax, in second quarter 2016 as a result of lower invested assets, principally due to the runoff of Talcott Resolution, partially offset by higher investment income on limited partnerships and other alternative investments (LPs). Investment income from LPs totaled $48 million, before tax, or $32 million, after tax, in second quarter 2017 compared with $40 million, before tax, or $26 million, after tax, in second quarter 2016. The credit performance of the investment portfolio remained strong. Net impairment losses including mortgage loan valuation allowances totaled $12 million, before tax, up from $7 million, before tax, in second quarter 2016.

Property and casualty (P&C) net investment income rose 3% to $302 million, before tax, in second quarter 2017 compared with $292 million, before tax, in second quarter 2016 due to higher investment income on LPs. The P&C annualized investment yield, excluding LPs, was 3.8%, the same level as second quarter 2016. P&C LP investment income totaled $32 million, before tax, up 39% from $23 million, before tax in second quarter 2016, due to higher returns on private equity investments.

Return on equity (ROE) - net income was 3.9% for second quarter 2017 compared with 7.3% for second quarter 2016. The reduction in the ROE - net income from the prior year is principally due to the fourth quarter 2016 charge for the aggregate excess of loss reinsurance agreement on asbestos and environmental reserves and the second quarter 2017 pension settlement charge, partially offset by the impact of PYD related to asbestos and environmental exposures on the prior year ROE - net income.

ROE - core earnings was 9.3% for second quarter 2017 compared with 7.4% for second quarter 2016. The improvement compared with the prior year is primarily due to the impact of second quarter 2016 unfavorable PYD related to asbestos and environmental exposures and Personal Lines auto.

Book value per diluted share as of June 30, 2017 rose 6% compared with Dec. 31, 2016 to $46.84. The increase in book value per diluted share reflects a 2% increase in stockholders' equity and 3% decrease in common shares outstanding and dilutive potential common shares. The increase in stockholders' equity was principally due to first half net income of $338 million and an increase in accumulated other comprehensive income (AOCI), including the impact of lower market interest rates and tighter credit spreads since Dec. 31, 2016 on the fair value of the company's fixed maturity investment portfolio. Excluding AOCI, book value per diluted share as of June 30, 2017 increased 1% to $45.50 from $45.24 as of Dec. 31, 2016 due to the reduction in common shares outstanding and dilutive potential common shares as a result of share repurchases.

During second quarter 2017, the company repurchased 6.6 million common shares for approximately $325 million. As of July 25, 2017, the company had repurchased 1.6 million common shares for $85 million in third quarter 2017, leaving $565 million available under the $1.3 billion 2017 share repurchase authorization. During second quarter 2017, $86 million of common dividends were paid to shareholders for a total return of capital to shareholders of $411 million during the quarter.

SECOND QUARTER 2017 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Jun 30 2017	Jun 30 2016	Change
Core earnings (losses)
P&C segments:
Commercial Lines	$238	$221	8%
Personal Lines	20	(52)	NM
P&C Other Operations	18	(154)	NM
Property & Casualty	276	15	NM
Group Benefits	61	46	33%
Mutual Funds	24	20	20%
Sub-total	361	81	NM
Talcott Resolution	80	91	(12)%
Corporate	(52)	(50)	(4)%
Total	$389	$122	NM
Select operating data:
Commercial Lines
Combined ratio	94.6	95.0	(0.4)
Impact of catastrophes and PYD on combined ratio	3.7	5.2	(1.5)
Underlying combined ratio	90.9	89.8	1.1
Personal Lines
Combined ratio	101.4	112.6	(11.2)
Impact of catastrophes and PYD on combined ratio	8.8	18.5	(9.7)
Underlying combined ratio	92.6	94.2	(1.6)
Group Benefits
Loss ratio	76.1%	78.5%	(2.4)
Expense ratio	24.5%	25.1%	(0.6)
Net income margin	7.5%	6.0%	1.5
Core earnings margin	6.7%	5.1%	1.6
Mutual Funds
Mutual Funds net flows	$1,314	$(419)	NM
Total Mutual Funds segment assets under management	$107,679	$91,423	18%

Commercial Lines

•
Commercial Lines net income of $258 million and core earnings of $238 million rose 9% and 8%, respectively, compared with second quarter 2016 primarily due to lower catastrophe losses and higher net investment income on LPs, partially offset by decreased current accident year underwriting results, excluding catastrophes.

•	Current accident year catastrophe losses totaled $63 million, before tax, compared with $80 million, before tax, in second quarter 2016.

•	There was no net PYD in second quarter 2017 compared with unfavorable PYD of $6 million, before tax, in second quarter 2016.

•
The Commercial Lines combined ratio improved 0.4 point from second quarter 2016 to 94.6 principally due to lower catastrophes and PYD, which totaled 3.7 points in second quarter 2017 compared with 5.2 points in second quarter 2016, largely offset by lower underlying underwriting results.

•	The Commercial Lines underlying combined ratio was 90.9, an increase of 1.1 points from second quarter 2016 primarily due to higher current accident year auto and property losses and higher expenses.

Personal Lines

•
Personal Lines net income of $24 million and core earnings of $20 million improved materially from a net loss of $50 million and a core loss of $52 million, respectively, in second quarter 2016 due to a favorable change in PYD, lower catastrophe losses and improved underlying underwriting results.

•
Second quarter 2016 included net unfavorable PYD of $76 million, before tax, principally from auto liability, compared with net favorable development of $10 million, before tax, in second quarter 2017, largely from prior accident year catastrophe losses.

•	Current accident year catastrophe losses were $92 million, before tax, down from $104 million, before tax, in second quarter 2016.

•	The Personal Lines combined ratio was 101.4, including 8.8 points from catastrophes and PYD, down from 112.6, including 18.5 points from catastrophes and PYD, in second quarter 2016.

•
The Personal Lines underlying combined ratio was 92.6, an improvement of 1.6 points from second quarter 2016 driven by improved auto losses and lower expenses due to reduced AARP direct marketing and agency commissions, partially offset by higher homeowners losses due to elevated non-catastrophe weather losses.

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The auto combined ratio improved 16.2 points to 100.8 from 117.0 in second quarter 2016, which included 10.8 points of unfavorable PYD compared with 0.6 point of favorable PYD in second quarter 2017. The underlying combined ratio for auto improved 3.6 points to 99.1 compared with 102.7 reported in second quarter 2016, which included unfavorable loss development on the first accident quarter of 2016. Taking this, as well as subsequent unfavorable development of accident year 2016 into account, the second quarter 2017 auto underlying combined ratio improved by 2.4 points compared with second quarter 2016.

•
The homeowners combined ratio rose 1.0 point to 103.4 from 102.4 in second quarter 2016 as favorable PYD in second quarter 2017, largely from catastrophe losses, was more than offset by higher non-catastrophe weather losses compared with second quarter 2016. The higher non-catastrophe weather losses were also the primary contributor to the 3.4 point deterioration in the homeowners underlying combined ratio to 77.6 from 74.2 in second quarter 2016.

Group Benefits

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Group Benefits net income of $69 million increased 25% from $55 million in second quarter 2016 and core earnings rose 33% from $46 million in second quarter 2016 to $61 million. The increases were driven by better group life and group disability loss experience combined with 2% premium growth as a result of strong persistency.

•
The total loss ratio of 76.1% improved 2.4 points compared with second quarter 2016 reflecting a 3.9 point improvement in group life due to elevated severity in second quarter 2016 and a 1.0 point improvement in group disability principally due to strong recoveries and continued favorable new claims incidence trends.

Mutual Funds

•	Mutual Funds net income and core earnings of $24 million each rose 20% compared with second quarter 2016 due to the 18% increase in assets under management (AUM) over the past year.

•
Total AUM rose to $107.7 billion, up 18% from June 30, 2016, primarily due to positive net flows and market appreciation, partially offset by the continued runoff of Talcott Resolution AUM. Excluding Talcott Resolution AUM, Mutual Fund positive net flows totaled $1.3 billion due to strong sales in second quarter 2017 compared with net outflows of $419 million in second quarter 2016.

•	Investment performance remains strong with 59%, 62% and 77% of funds beating peers on a 1-, 3- and 5-year basis, respectively.

Talcott Resolution

•	Talcott Resolution net income was $105 million compared with $104 million in second quarter 2016 due to higher net realized capital gains, offset by a decline in core earnings.

•	Core earnings declined 12% to $80 million, principally due to lower net investment income due to the runoff of the block, partially offset by lower insurance operating costs.

•	Individual variable annuity and fixed annuity contract counts at June 30, 2017, declined 10% and 6%, respectively, compared with June 30, 2016.

Corporate

•
Corporate net loss of $540 million, including the $488 million, after tax, pension settlement charge, compared with net income of $4 million in second quarter 2016, which included a $53 million tax benefit from the reduction in a valuation allowance for capital loss carryovers.

•
Core losses of $52 million increased by $2 million due to the favorable impact on second quarter 2016 insurance operating costs and other expenses of the reversal of a legal accrual, partially offset by lower interest expense in second quarter 2017 as a result of debt repayments over the past year.

CONFERENCE CALL
The Hartford will discuss its second quarter 2017 financial results on a conference call at 9 a.m. EDT on Friday, July 28, 2017. The call can be accessed via a live listen-only webcast or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2017, and the Second Quarter 2017 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,720	$930	$—	$805	$—	$35	$—	$3,490
Fee income	9	11	—	19	201	225	1	466
Net investment income	240	35	27	88	—	320	5	715
Other revenues	—	23	—	—	—	—	—	23
Net realized capital gains (losses)	32	5	5	13	—	22	(2)	75
Total revenues	2,001	1,004	32	925	201	602	4	4,769
Benefits, losses, and loss adjustment expenses	1,057	734	—	628	—	348	—	2,767
Amortization of DAC	252	79	—	8	5	24	—	368
Insurance operating costs and other expenses	326	161	3	193	158	96	5	942
Pension settlement	—	—	—	—	—	—	750	750
Interest expense	—	—	—	—	—	—	81	81
Total benefits and expenses	1,635	974	3	829	163	468	836	4,908
Income (loss) before income taxes	366	30	29	96	38	134	(832)	(139)
Income tax expense (benefit)	108	6	9	27	14	29	(292)	(99)
Net income (loss)	258	24	20	69	24	105	(540)	(40)
Less: Unlock charge, before tax	—	—	—	—	—	20	—	20
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	32	5	4	13	—	22	(1)	75
Less: Pension settlement, before tax							(750)	(750)
Less: Income tax benefit (expense)	(12)	(1)	(2)	(5)	—	(17)	263	226
Core earnings (losses)	$238	$20	$18	$61	$24	$80	$(52)	$389

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,650	$976	$—	$790	$—	$28	$—	$3,444
Fee income	9	10	—	18	172	231	1	441
Net investment income	226	33	33	88	1	348	6	735
Other revenues	—	23	—	—	—	—	—	23
Net realized capital gains (losses)	25	4	6	16	—	3	(1)	53
Total revenues	1,910	1,046	39	912	173	610	6	4,696
Benefits, losses, and loss adjustment expenses	1,024	869	269	634	—	346	—	3,142
Amortization of DAC	242	89	—	7	6	24	—	368
Insurance operating costs and other expenses	311	169	6	196	135	115	(1)	931
Interest expense	—	—	—	—	—	—	85	85
Total benefits and expenses	1,577	1,127	275	837	141	485	84	4,526
Income (loss) before income taxes	333	(81)	(236)	75	32	125	(78)	170
Income tax expense (benefit)	96	(31)	(82)	20	12	21	(82)	(46)
Net income (loss)	237	(50)	(154)	55	20	104	4	216
Less: Unlock charge, before tax	—	—	—	—	—	18	—	18
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	25	4	6	15	—	3	(2)	51
Less: Restructuring and other costs, before tax	—	—		—	—	—	—	—
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	—	—	—
Less: Loss on reinsurance transactions, before tax	—	—	—	—	—	—	—	—
Less: Income tax benefit (expense)	(9)	(2)	(6)	(6)	—	(8)	56	25
Core earnings (losses)	$221	$(52)	$(154)	$46	$20	$91	$(50)	$122

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2017, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships is the annualized net investment income excluding limited partnerships and other alternative investments divided by the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments.

	Three Months Ended
	Jun 30 2017	Jun 30 2016	Jun 30 2017	Jun 30 2016
	Consolidated		P&C
Annualized investment yield	4.2%	4.2%	4.1%	3.9%
Annualized investment yield on limited partnerships and other alternative investments	8.0%	6.1%	9.6%	6.9%
Annualized investment yield excluding limited partnerships and other alternative investments	4.1%	4.1%	3.8%	3.8%
Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Jun 30 2017	Dec 31 2016	Change
Book value per diluted share, including AOCI	$46.84	$44.35	6%
Less: Per diluted share impact of AOCI	$1.34	$(0.89)	NM
Book value per diluted share, excluding AOCI	$45.50	$45.24	1%
Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2017 and 2016, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2017.
Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2017 and 2016, is set forth below.

	Three Months Ended
Margin	Jun 30 2017	Jun 30 2016	Change
Net income margin	7.5%	6.0%	1.5
Less: Effect of net realized capital gains, net of tax, on after tax margin	0.8%	0.9%	(0.1)
Core earnings margin	6.7%	5.1%	1.6

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2017 and 2016 is provided in the table below.

	Three Months Ended
	Jun 30 2017	Jun 30 2016	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share	$(0.11)	$0.54	NM
Less: Unlock benefit, before tax	0.05	0.05	—
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	0.20	0.13	54%
Less: Pension settlement, before tax	(2.01)	—	NM
Less: Income tax benefit on items excluded from core earnings	0.61	0.05	NM
Less: Use of weighted average shares in denominator*	—	—	NM
Core earnings per share	$1.04	$0.31	NM
* In the three months ended June 30, 2017, net loss per share uses weighted average basic shares outstanding whereas core earnings per share uses weighted average diluted share outstanding.
Net investment income, excluding limited partnerships is the amount of net investment income earned from invested assets excluding the net investment income related to limited partnerships and other alternative investments.

	Three Months Ended
	Jun 30 2017	Jun 30 2016	Jun 30 2017	Jun 30 2016
	Consolidated		P&C
Total net investment income	$715	$735	$302	$292
Limited partnerships and other alternative assets	48	40	32	23
Net Investment Income excluding limited partnerships	$667	$695	$270	$269
Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Jun 30 2017	Jun 30 2016
ROE - Net income	3.9%	7.3%
Less: Unlock benefit, before tax	—	0.2
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.6)	(1.5)
Less: Restructuring and other costs, before tax	—	—
Less: Loss on extinguishment of debt, before tax	—	—
Less: (Loss) gain on reinsurance transactions, before tax	(3.6)	0.1
Less: Pension settlement, before tax	(4.2)	—
Less: Income tax benefit on items not included in core earnings	3.3	1.4
Less: Impact of AOCI, excluded from Core ROE	(0.3)	(0.3)
ROE - Core earnings	9.3%	7.4%
A reconciliation of Consolidated ROE - Net income, excluding Talcott Resolution to Consolidated ROE - Core earnings, excluding Talcott Resolution is set forth below.

	Last Twelve Months Ended
	Jun 30 2017	Jun 30 2016
ROE - Net income (excluding Talcott Resolution)	4.2%	10.5%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.4)	(0.2)
Less: Restructuring and other costs, before tax	—	(0.1)
Less: Loss on extinguishment of debt, before tax	—	—
Less: Loss on reinsurance transaction, before tax	(5.7)	—
Less: Pension settlement, before tax	(6.6)	—
Less: Income tax benefit on items not included in core earnings	5.5	1.6
Less: Income from discontinued operations, after tax	—	0.1
Less: Impact of AOCI, excluded from Core ROE	0.1	0.2
ROE - Core earnings (excluding Talcott Resolution)	11.3%	8.9%
Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Second Quarter 2017 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended June 30, 2017 and 2016, is set forth in the Investor Financial Supplement for quarter ended June 30, 2017, which is available on The Hartford's website, https://ir.thehartford.com.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the demand for our products, returns in our investment portfolios and the hedging costs associated with our run-off annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our run-off annuity block; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; volatility in our statutory and United States ("U.S.") Generally Accepted Accounting Principles ("GAAP") earnings and potential material changes to our results resulting from our risk management program to emphasize protection of economic value;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization and an increase in reserve for certain guaranteed benefits in our variable annuities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;

Strategic and Operational Risks: risks associated with the run-off of our Talcott Resolution business; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;

Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.